Exhibit 99.1

                              River Valley Bancorp
                   Announces Improved Earnings for the Quarter
                              Ended March 31, 2003

For Immediate Release
Tuesday, April 15, 2003

     Madison, Indiana, April 15, 2003. River Valley Bancorp (NASDAQ Small Cap Symbol "RIVR"), an Indiana corporation (the "Corporation") and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2003.

     Net income for the quarter was $595,670, an increase of $68,767 or 13.1%, from the $526,903 reported for the quarter ended March 31, 2002. Net income for the quarter ended March 31, 2003 expressed as basic earnings per share was $0.73, or a 7.4% increase from the $0.68 per share recorded for the quarter ended as of March 31, 2002. Return on average assets was 1.04% and the return on equity was 11.31%.

     Assets totaled $233.9 million as of March 31, 2003, an increase of $9.9 million, from the $224.0 million reported as of December 31, 2002. Included in the increased asset total is $7.0 million of funds received in connection with the issuance of pooled trust preferred securities on March 26, 2003. The pooled trust preferred securities provide a source of funding for holding company activities. Net loans, including loans held for sale, were $168.9 million as of March 31, 2003, an increase of $2.9 million for the quarter, or an increase of $9.8 million from March 31, 2002. Deposits totaled $164.8 million as of March 31, 2003, an increase of $3.0 million from the $161.8 million reported December 31, 2002.

     We are extremely pleased to again report positive results for the quarter. We continue to have good news in growth and in earnings. "While all financial institutions are struggling with shrinking margins, we have been able to build core value in our balance sheet," stated Matthew P. Forrester, president of River Valley Bancorp. The CEO further added, "The Corporation has positioned itself to prosper even in this sluggish economy."

     Equity as of March 31, 2003 was $21.2 million, or 9.1% as expressed as a percentage of assets. Book value of River Valley Bancorp stock was $26.01 as of March 31, 2003.

     The last reported trade of "RIVR" stock on April 16, 2003 was at $33.30.



Selected Financial Information
(In thousands, unless otherwise noted)


                                    3 Months Ended              3 Months Ended
                                      3-31-2003                    3-31-2002

Assets                                $233,869                      $198,511
Net Loans                              168,889                       159,058
    ALL                                  2,147                         2,041
Deposits                               164,757                       153,681
Shareholder Equity                      21,169                        18,331

Total Interest Income                 $  3,082                      $  3,123
Total Non Interest Income                  869                           414
Interest Expense                         1,321                         1,391
Non Interest Expense                     1,525                         1,132
Provision Loan Losses                       90                           130
Taxes                                      419                           357
Net Income                                 596                           527

ROAA                                      1.04%                         1.09%
ROAE                                     11.31%                        11.51%
Earnings per Basic Share              $   0.73                      $   0.68




Contact: Matthew P. Forrester - President, CEO
     River Valley Bancorp
     812-273-4949